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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                         USA NETWORKS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
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           (3)  Filing Party:
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           (4)  Date Filed:
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                                     [LOGO]

                                                                  April 30, 2002

Dear Stockholder:

    You are invited to attend the 2002 Annual Meeting of Stockholders of USA
Networks, Inc., which will be held at USA's offices at 8800 Sunset Boulevard, West Hollywood, California, on Tuesday, June 4, 2002, at 8:30 a.m., local time.

    At this year's stockholders meeting, you will be asked to elect 12 directors and to ratify the appointment of Ernst & Young LLP as independent auditors. The
Board of Directors unanimously recommends a vote FOR the directors recommended by the Board and FOR ratification of the appointment of Ernst & Young LLP as independent auditors.

    It is important that your shares be represented and voted at the Annual
Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting. You may also submit a proxy for your shares of USA stock by telephone or through the internet by following the instructions on the enclosed proxy card.

    Attendance at the Annual Meeting will be limited to stockholders of record as of April 25, 2002 and to guests of the Company. I look forward to greeting those of you who will be able to attend the meeting.

                                          Sincerely,

                                          /s/ Barry Diller

                                          Barry Diller
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

    152 WEST 57TH STREET  42ND FLOOR  NEW YORK, NEW YORK 10019  212.314.7300
                                FAX 212.314.7309

                               USA NETWORKS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 4, 2002

To the Stockholders:

    The Annual Meeting of Stockholders of USA Networks, Inc., a Delaware corporation (the "Company" or "USA"), will be held at USA's offices, at 8800 Sunset Boulevard, West Hollywood, California, on Tuesday, June 4, 2002, at 8:30 a.m., local time, for the following purposes:

    1. To elect 12 directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of USA for the 2002 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only holders of record of USA's common stock, Class B common stock and preferred stock as of the close of business on April 25, 2002 are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of the stockholders of record as of the close of business on April 25, 2002 for any purpose germane to the meeting during the 10-day period preceding the date of the meeting at the offices of USA, located at 152 West 57th Street, New York, New York 10019.

                                          By order of the Board of Directors,

                                          [LOGO]
                                          Julius Genachowski
                                          EXECUTIVE VICE PRESIDENT, GENERAL
                                          COUNSEL
                                          AND SECRETARY

New York, New York
April 30, 2002

                                   IMPORTANT

      YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY ALSO SUBMIT A PROXY FOR YOUR SHARES OF USA STOCK THROUGH THE INTERNET OR BY TELEPHONE BY VISITING THE WEBSITE, OR USING THE TOLL-FREE NUMBER, SHOWN OR YOUR PROXY.

                               USA NETWORKS, INC.
                              152 WEST 52ND STREET
                                   42ND FLOOR
                               NEW YORK, NY 10019
                                PROXY STATEMENT

    This Proxy Statement (first mailed on or about May 1, 2002) is being furnished to holders of common stock, Class B common stock and preferred stock in connection with the solicitation of proxies by the Board of Directors of USA Networks, Inc. ("USA" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of common stock, Class B common stock and preferred stock is accompanied by a form of proxy for use at the Annual Meeting.

    At the Annual Meeting, USA stockholders will be asked:

        (1) To elect 12 members of the USA Board, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified;

        (2) To ratify the appointment of Ernst & Young LLP as independent auditors of USA for the 2002 fiscal year; and

        (3) To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

    The Annual Meeting will be held on Tuesday, June 4, 2002 at 8:30 a.m., local time, at USA's offices, at 8800 Sunset Boulevard, West Hollywood, California.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

    Only holders of record of common stock, Class B common stock and preferred stock at the close of business on April 25, 2002 (the "Record Date") are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Preferred stock is entitled to two votes per share, Class B common stock is entitled to ten votes per share and common stock is entitled to one vote per share on each matter that preferred stock, Class B common stock and common stock vote together as a single class. At the close of business on the Record Date, there were 348,611,228 shares of common stock, 63,033,452 shares of Class B common stock and 13,120,533 shares of preferred stock outstanding and entitled to vote.

VOTING AND REVOCATION OF PROXIES

    The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors of USA for use at the Annual Meeting. Stockholders of record may vote their shares of USA common stock, Class B common stock or preferred stock in any of four ways:

    - Submitting a Proxy by Mail. If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

    - Submitting a Proxy by Telephone. Submit a proxy for your shares by telephone proxy by using the toll-free telephone number provided on your proxy card. Telephone proxy voting is available 24 hours a day.

    - Submitting a Proxy by Internet. Submit your proxy via the internet. The web site for internet proxy voting is on your proxy card, and internet proxy voting is also available 24 hours a day.

    - Voting in Person. Vote by appearing and voting in person at the Annual Meeting.

    Street name holders may submit a proxy by telephone or the internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with this proxy statement. If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement.

    All proxies properly submitted, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated thereon, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

    A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (2) submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the Annual Meeting, or
(3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You should send any written notice or new proxy card to USA c/o The Bank of New York at the following address: USA Networks, Inc., P.O. Box 11001, New York, New York 10203-0001 or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free).

    If you hold your shares through a bank or broker, follow the voting instructions on the form you receive from your bank or broker.

    YOUR VOTE IS IMPORTANT. WE URGE YOU TO SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

    The Board of Directors of USA does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to the USA Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

VOTE REQUIRED

    Election of nine of the director nominees to be elected at the Annual Meeting requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of common stock, Class B common stock and preferred stock voting together as a single class (the "Total Voting Power"). Election of three of the director nominees requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of common stock, voting as a separate class.

    Approval of the ratification of auditors requires the affirmative vote of the holders of a majority of the Total Voting Power, present in person or represented by proxy at the Annual Meeting and voting on this proposal.

    Pursuant to a stockholders agreement, each of Universal Studios, Inc. ("Universal"), a subsidiary of Vivendi Universal S.A. ("Vivendi Universal"), and Liberty Media Corporation ("Liberty") has granted to Mr. Diller an irrevocable proxy over all USA securities owned by Universal, Liberty and their affiliates for all matters except for a fundamental change, which requires the consent of each of Mr. Diller, Universal and Liberty. As a result, Mr. Diller, through shares owned by him as well as those owned by Liberty and Vivendi Universal, generally controls the vote on 13% of the common stock, 100% of the Class B common stock and 67.2% of the combined voting power of the common stock, the Class B common stock and the preferred stock. Thus, regardless of the vote of any other USA stockholder, Mr. Diller has control over the vote on each matter to be considered by stockholders at

                                       2
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the Annual Meeting other than the election of the three directors to be elected separately by the holders of the common stock.

QUORUM; BROKER NON-VOTES

    The presence, either in person or by proxy, of the holders of USA's securities representing a majority of USA's Total Voting Power entitled to vote is necessary to constitute a quorum at the Annual Meeting. Shares of USA common stock, Class B common stock and preferred stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will not be voted. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    With respect to the ratification of auditors, abstentions will have the same effect as votes against such proposal and broker non-votes will have no effect on the outcome of such proposal.

    If a quorum is not obtained, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

SOLICITATION OF PROXIES AND EXPENSES

    USA will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of USA may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, USA will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and preferred stock and to request authority for the exercise of proxies. In such cases, USA, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

    USA has retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from USA stockholders. The fee for such firm's services is estimated not to exceed $12,500 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

                                     ITEM 1
                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

INFORMATION CONCERNING NOMINEES

    At the upcoming Annual Meeting, a board of 12 directors will be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of USA has designated
Messrs. Keough and Schwarzkopf and Ms. Busquet as nominees for the positions on the USA Board to be elected by the holders of USA common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors of the Company.

                                       3
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    Background information about the Board's nominees for election is set forth below. Each of the following persons is also a director of USANi LLC, a subsidiary of USA.

    ROBERT R. BENNETT, age 43, has been a director of USA since October 2001. Mr. Bennett has also served as the President and Chief Executive Officer of Liberty since April 1997 and a director of Liberty since September 1994.
Mr. Bennett served as Executive Vice President of TCI from April 1997 until the acquisition of TCI by AT&T Corp. in March 1999. Mr. Bennett served as the Executive Vice President, Secretary and Treasurer of Liberty from June 1995 through March 1997, Chief Financial Officer from May 1996 through March 1997, and in various executive positions since Liberty's inception in 1990.
Mr. Bennett also served as acting Chief Financial Officer of Liberty
Digital, Inc. from June 1997 to July 1997. Mr. Bennett is a director of UnitedGlobalCom, Inc., Liberty Livewire Corporation, Liberty Satellite & Technology, Inc., and Telewest Communications plc and serves as Chairman of the Board of Liberty Digital, Inc.

    EDGAR BRONFMAN, JR., age 45, has been a director of USA since
February 1998. He has been Chief Executive Officer of Lexa Partners LLC since April 2002. Previously, Mr. Bronfman was Executive Vice Chairman of Vivendi Universal from December 2000 through December 2001 when he resigned his executive responsibilities with that company. Prior to December 2000, he had been President and Chief Executive Officer of The Seagram Company Ltd. since June 1994 and before that he was President and Chief Operating Officer of Seagram. Mr. Bronfman is a director of Vivendi Universal and Equitant, Inc. and a member of the Board of New York University Medical Center and the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the University of Pennsylvania.

    ANNE M. BUSQUET, age 52, has been a director of USA since March 1999. She is the President of AMB Advisors, LLC, an independent consulting firm. Previously, she was President, Interactive Services and New Businesses, an American Express division, from July 2000 to April 2001, and before that she was President of American Express Relationship Services from October 1995 to July 2000 and the Executive Vice President of American Express' Consumer Card Group since
November 1993. She also serves on the Board of Directors of Protege Group.

    BARRY DILLER, age 60, has been a director and the Chairman and Chief Executive Officer of USA (or its predecessors) since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from
December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller currently serves as a director of Ticketmaster, Expedia, Inc., The Washington Post Company and The Coca-Cola Company. He also serves on the Board of the Museum of Television and Radio, the New York Public Library, Conservation International and 13/WNET. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television, the New York University Board of Trustees, the Tisch School of the Arts Dean's Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

    PHILIPPE GERMOND, age 45, has been a director of USA since March 2001. He has been Chief Executive Officer of Cegetel since January 1997, Chairman of Cegetel since November 2000 and Chairman and Chief Executive Officer of Vivendinet since December 2000. In addition, Mr. Germond is a member of the Executive Committee of Vivendi Universal. Prior to his employment at Cegetel, Mr. Germond served as Chief Executive Officer of SFR, a subsidiary of Cegetel, from 1995 until 1996, and as Managing Director of Hewlett Packard Europe (Personal Computers and Peripherals group) from 1994 until 1995.

    VICTOR A. KAUFMAN, age 58, has been a director of USA since December 1996 and has been Vice Chairman of USA since October 1999. Previously, Mr. Kaufman served in the Office of the Chairman for USA since January 1997 and as Chief Financial Officer of USA since November 1, 1997. Prior to

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that time, he served as Chairman and Chief Executive Officer of Savoy Pictures
Entertainment, Inc. since March 1992 and as a director of Savoy since
February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also serves as a director of Ticketmaster, Hotels.com and Expedia, Inc.

    DONALD R. KEOUGH, age 75, has been a director of USA since September 1998. He is Chairman of the Board of Allen & Company Incorporated, a New York investment banking firm. He was elected to that position in April 1993.
Mr. Keough retired as President, Chief Operating Officer and a director of The Coca-Cola Company in April 1993. Mr. Keough serves as a director on the boards of The Washington Post Company, McDonald's Corporation and YankeeNets, LLC. He is a past chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

    MARIE-JOSEE KRAVIS, age 52, has been a director of USA since March 2001. She is a Senior Fellow of the Hudson Institute as well as the Council on Foreign Relations. Mrs. Kravis has been associated with the Hudson Institute since 1973 when she joined as a senior economist. She held a number of positions with the Hudson Institute before being elected executive director of the Hudson Institute of Canada in 1976. She returned to the U.S. and became a Senior Fellow of the Institute in 1994. Mrs. Kravis received an honorary doctorate of law at the University of Windsor and Laurentian University. She obtained a master's degree in economics from the University of Ottawa. She was a member of the Quebec government's Consultative Committee on Financial Institutions, Vice Chair of the federal Royal Commission on National Passenger Transportation, member of the Canadian government's Communications Research Advisory Board and the Canadian Council for Research on Social Science and the Humanities. Mrs. Kravis is also a director of Vivendi Universal S.A., Canadian Imperial Bank of Commerce, Hollinger International Inc. and Ford Motor Company.

    JOHN C. MALONE, age 60, has been a director of USANi LLC since
September 1998 and became a director of USA in October 2001. Dr. Malone has served as Chairman of the Board and a director of Liberty since 1990, and as Chairman of the Board and a director of TCI Satellite Entertainment, Inc. since December 1996. Dr. Malone served as Chairman of the Board of TCI from
November 1996 until the acquisition of TCI by AT&T Corp. in March 1999, as Chief Executive Officer of TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Dr. Malone served as Chief Executive Officer of TCI Communications, Inc., the domestic cable subsidiary of TCI prior to the AT&T merger ("TCIC"), from March 1992 to October 1994, and as President of TCIC from 1973 to October 1994. Dr. Malone is also a director of The Bank of New York, United Global Communications, CATO Institute, Discovery Communications, Cable Television Laboratories, Inc. (Chairman Emeritus), Cendant Corp. and the Nature Conservancy.

    JEAN-MARIE MESSIER, age 45, has been a director of USA since March 2001. He became Chairman and Chief Executive Officer of Vivendi Universal S.A. in December 2000, upon the merger of Vivendi, The Seagram Company Ltd. and Canal Plus S.A. Prior to the creation of Vivendi Universal S.A., Mr. Messier was Chairman and Chief Executive Officer of Vivendi from June 1996. Mr. Messier joined Compagnie Generale des Eaux (renamed Vivendi in 1998) in November 1994 as Chief Executive Officer and Chairman of the Executive Committee. Mr. Messier also serves as a director of Alcatel, BNP-Paribas, Cegetel, Compagnie de Saint-Gobain, LVMH-Moet Hennessy Louis Vuitton, New York Stock Exchange, UGC and is charman of the Supervisory Board of Groupe Canal +.

    GEN. H. NORMAN SCHWARZKOPF, age 67, has been a director of USA since December 1996. He previously had served as a director of Home Shopping Network since May 1996. Since his retirement from the military in August 1991, Gen. Schwarzkopf has been an author, a lecturer and a participant in several television specials and works with NBC as a consultant. From August 1990 to August 1991, he served as Commander-in-Chief, United States Central Command and Commander of Operations, Desert Shield and Desert Storm. General Schwarzkopf had 35 years of service with the military. He is also on the Nature Conservancy's President's Conservation Council, Chairman of the Starbright Capital Campaign, co-founder of the Boggy Creek Gang, a member of the University of Richmond Board of Trustees, and serves on the Boards of Directors of Remington Arms Company and Cap CURE, Association for the Cure of Cancer of the Prostate.

    DIANE VON FURSTENBERG, age 55, has been a director of USA since March 1999. She is a designer and the founder of Diane Von Furstenberg Studio L.P. and has served as its Chairman since August 1995. Previously, she was the Chairman of Diane Von Furstenberg Studio, which she also founded.

    Mr. Diller and Ms. Von Furstenberg are married.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

INFORMATION CONCERNING EXECUTIVE OFFICERS

    Background information about the Company's executive officers who are not nominees for election as director is set forth below.

    DARA KHOSROWSHAHI, age 32, has been Executive Vice President and Chief Financial Officer of USA since January 2002 and had previously been Executive Vice President, Operations and Strategic Planning of USA since July 2000. From August 1999 to July 2000, Mr. Khosrowshahi served as President, USA Networks Interactive, a division of USA. Mr. Khosrowshahi joined USA in 1998 as Vice President of Strategic Planning for USA, and was later promoted to Senior Vice President in May 1999. Prior to joining USA, Mr. Khosrowshahi worked at Allen & Company Incorporated from 1991 to 1998 where he served as Vice President from 1995 to 1998. He is a member of the Board of Directors of BET.com, Hotels.com, Ticketmaster, Expedia, Inc. and ARTISTDirect.

    JULIUS GENACHOWSKI, age 39, has been Executive Vice President, General Counsel and Secretary of USA since January 2002 and Senior Vice President, General Counsel and Secretary of USA since August 2000. Mr. Genachowski joined the Company in December 1997 as General Counsel and Senior Vice President, Business Development of USA Broadcasting. He has also held the position of Vice President, Corporate Development at Ticketmaster Online-Citysearch, Inc. From 1994-1997, Mr. Genachowski served at the Federal Communications Commission, as Chief Counsel to Chairman Reed Hundt and, before that, as Special Counsel to General Counsel William E. Kennard. He served as a law clerk to Supreme Court Justice David H. Souter in 1993-1994 and, in 1992-1993, to retired Supreme Court Justice William J. Brennan, Jr. He was also a law clerk to Chief Judge Abner J. Mikva of the U.S. Court of Appeals for the D.C. Circuit. Mr. Genachowski has worked for Representative (now Senator) Charles Schumer, as well as the U.S. House of Representatives Iran-Contra Committee. Mr. Genachowski serves as a director of Expedia, Inc., Hotels.com, and Styleclick, Inc.

    DANIEL MARRIOTT, age 33, joined USA as Senior Vice President, Strategic Planning as of March 1, 2002. He has served as Executive Vice President, Corporate Strategy and Development of Ticketmaster since January 2000, and also served concurrently as President of Citysearch since October 2001. Prior to such positions, Mr. Marriott served as Executive Vice President, Business Development of Ticketmaster from February 1999 to December 1999 and Executive Vice President, Product Development and Marketing of Ticketmaster from August 1997 to January 1999. Prior to joining Ticketmaster, Mr. Marriott was employed by PepsiCo for more than seven years, most recently in the

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position of Senior Product Manager for PepsiCo's Frito-Lay division. He is a member of the Board of Directors of Expedia, Inc., Hotels.com and Styleclick, Inc.

    JONATHAN MILLER, age 45, has been President and Chief Executive Officer of USA Information and Services ("USAIS") since June 2000. Prior to his role with USAIS, Mr. Miller served as President and Chief Executive Officer of USA Electronic Commerce Solutions, since October 1999. Previously, Mr. Miller also served as President and Chief Executive Officer of USA Broadcasting. Before joining USA Broadcasting in July 1997, Mr. Miller served as the Managing Director of Nickelodeon International. Mr. Miller joined Nickelodeon as the Chief Executive Officer/Managing Director of Nick UK in 1993. He also served as Chief Executive of Paramount's first branded international channel, launching the Paramount Comedy Channel in London, UK. Prior to joining Nickelodeon,
Mr. Miller was Vice President of Programming and NBA Entertainment at the National Basketball Association in New York. He is a member of the Board of Directors of Ticketmaster, Expedia, Inc. and Styleclick, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation/Benefits Committee, and the Performance-Based Compensation Committee. The Board does not have a nominating committee.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors consisted of Messrs. Keough and Savoy and Gen. Schwarzkopf during 2001, each of whom is "independent" in accordance with the standards imposed by the National Association of Securities Dealers listing standards. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors. The Audit Committee is authorized to recommend to the Board of Directors independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board of Directors on auditing matters; examine and make recommendations to the Board of Directors concerning the scope of audits; and review and approve the terms of transactions between or among the Company and related parties. Mr. Keough is Chairman of the Audit Committee. The Audit Committee met four times during 2001. The formal report of the Audit Committee with respect to the year 2001 is set forth under the heading "Audit Committee Report" below.

    COMPENSATION/BENEFITS COMMITTEE. The Compensation/Benefits Committee of the Board of Directors, consisting of Messrs. Keough and Savoy and Ms. Busquet during 2001, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, except that the Performance-Based Compensation Committee exercises such powers with respect to performance-based compensation of corporate officers who are, or who may become, subject to Section 162(m) of the Internal Revenue Code. The Compensation/Benefits Committee is also authorized to exercise all of the powers of the Board of Directors in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. None of the members of the Compensation/Benefits Committee is an employee of the Company. Mr. Savoy served as Chairman of the Compensation/Benefits Committee during 2001. The Compensation/Benefits Committee met ten times and acted by written consent two times during 2001.

    PERFORMANCE-BASED COMPENSATION COMMITTEE. The Performance-Based Compensation Committee of the Board of Directors, consisting of Mr. Savoy and Ms. Busquet during 2001, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to performance-based compensation of corporate officers who are, or may become, subject to
Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive officer and four other most highly compensated executive officers, unless certain conditions are met. None of the members of the Performance-Based

Compensation Committee is an employee of the Company. The Performance-Based Compensation Committee met six times during 2001.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors consisted of Messrs. Diller, Kaufman and Bronfman during 2001. The Executive Committee has all the power and authority of the Board of Directors of the Company, except those powers specifically reserved to the Board by Delaware law or the Company's organizational documents. The Executive Committee did not meet during 2001.

    The Board met six times and acted by written consent three times during 2001. During 2001, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served with the exception of Messrs. Germond, Messier and Lescure (a director not nominated for re-election).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents, as of February 15, 2002, information relating to the beneficial ownership of USA's common stock by (1) each person known by USA to own beneficially more than 5% of the outstanding shares of USA's common stock, (2) each director of USA, (3) each of the Chief Executive Officer and the four other most highly compensated executive officers of USA who served in such capacities as of December 31, 2001 (the "Named Executive Officers"), and
(4) all executive officers and directors of USA as a group. The table also presents, as of February 15, 2002, information relating to the beneficial ownership of shares of Class A common stock of Hotels.com, a subsidiary of USA ("Hotels"), shares of Class A common stock of Expedia, Inc., a subsidiary of USA ("Expedia"), shares of Class A common stock of Styleclick, Inc., a subsidiary of USA ("Styleclick"), and shares of Class B common stock of Ticketmaster, a subsidiary of USA ("TM"), by (1) each director of USA, (2) each of the Named Executive Officers, and (3) all executive officers and directors of USA as a group.

    Unless otherwise indicated, beneficial owners listed here may be contacted at USA's corporate headquarters address, 152 West 57th Street, New York, New York 10019. For each listed person, the number of shares of USA common stock, Hotels Class A common stock, Styleclick Class A common stock, TM Class B common stock and percent of each such class listed assumes the conversion of any shares of USA Class B common stock, Hotels Class B common stock, Styleclick Class B common stock and TM Class A common stock owned by such person, but does not assume the conversion of those shares owned by any other person. Shares of USA Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of USA common stock. Shares of Hotels Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of Hotels Class A common stock. Shares of Styleclick Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of Styleclick Class A common stock. Shares of TM Class A common stock may at the option of the holder be converted on a one-for-one basis into shares of TM Class B common stock. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. For each listed person, the number of shares and percent of class listed includes shares of USA common stock, Hotels Class A common stock, Styleclick Class A common stock and TM Class B common stock that may be acquired by such person upon exercise of stock options that are or will be exercisable within 60 days of February 15, 2002. Unless specifically set forth in the following table, the listed person did not beneficially own, as of February 15, 2002, any shares of Hotels common stock, TM common stock, Styleclick common stock or Expedia common stock.

    The percentage of votes for all classes of USA common stock is based on one vote for each share of USA common stock, ten votes for each share of USA
Class B common stock and two votes for each share of USA preferred stock. These figures do not include any unissued shares of USA common stock or USA Class B common stock issuable upon conversion of Liberty's Home Shopping Network, Inc. ("Holdco") shares and USANi LLC shares beneficially owned by Liberty or Vivendi Universal. The percentage of votes for all classes of Hotels common stock is based on one vote for each share of Hotels Class A common stock and 15 votes for each share of Hotels Class B common stock. The percentage of votes for all classes of Styleclick common stock is based on one vote for each share of Styleclick Class A common stock and 15 votes for each share of Styleclick
Class B common stock. The percentage of votes for all classes of TM common stock is based on 15 votes for each share of TM Class A common stock and one vote for each of TM Class B common stock.

                                                               NUMBER OF            PERCENT    PERCENT OF VOTES
NAME AND ADDRESS OF BENEFICIAL OWNER    TITLE OF CLASS          SHARES              OF CLASS    (ALL CLASSES)
------------------------------------  ------------------   -----------------        --------   ----------------
Capital Research & Management Co...   USA common                  27,503,520(1)        8.1%           2.8%
  333 South Hope Street
  Los Angeles, CA 90071

Liberty Media Corporation..........   USA common                  74,442,234(2)       19.1%          52.2%
  12300 Liberty Boulevard
  Englewood, CO 80112

Microsoft Corporation..............   USA common                  53,318,277(3)       14.3%           5.3%
  One Microsoft Way                   USA preferred               12,808,605(3)
  Redmond, WA 98052

Vivendi Universal S.A..............   USA common                  31,611,308(4)        8.9%          15.3%
  42, Avenue Friedland
  75380 Paris cedex 08/France

Wellington Management                 USA common                  15,849,317           4.7%           1.6%
  Company LLC.....................
  75 State Street
  Boston, MA 02109

Barry Diller.......................   USA common                 155,472,777(2)(5)    34.5%          71.0%
                                      Hotels Class A                      --(6)          *              *
                                      Styleclick Class A                  --(7)          *              *
                                      TM Class B                          --(8)          *              *
                                      Expedia Class A                     --(9)          *              *

Paul Allen.........................   USA common                  20,024,026(10)       5.9%           2.0%

Robert R. Bennett..................   USA common                      26,096(26)         *              *

Edgar Bronfman, Jr.................   USA common                          --             *              *

Anne M. Busquet....................   USA common                      18,998(11)         *              *

Julius Genachowski.................   USA common                     155,895(12)         *              *
                                      TM Class B                         700             *              *

Philippe Germond...................   USA common                       1,666(13)         *              *

Victor A. Kaufman..................   USA common                   1,045,000(14)         *              *

Donald R. Keough...................   USA common                     204,674(15)         *              *

                                                               NUMBER OF            PERCENT    PERCENT OF VOTES
NAME AND ADDRESS OF BENEFICIAL OWNER    TITLE OF CLASS          SHARES              OF CLASS    (ALL CLASSES)
------------------------------------  ------------------   -----------------        --------   ----------------
Dara Khosrowshahi..................   USA common                     355,676(16)         *              *
                                      Hotels Class A                  29,383(17)         *              *
                                      TM Class B                         500             *              *

Georg Kofler.......................   USA common                   1,600,000(18)         *              *

Marie-Josee Kravis.................   USA common                       1,666(19)         *              *

Pierre Lescure.....................   USA common                       1,666(20)         *              *

John C. Malone.....................   USA common                          --(26)         *              *

Jean-Marie Messier.................   USA common                       1,666(20)         *              *

William D. Savoy...................   USA common                      59,998(22)         *              *

Gen. H. Norman Schwarzkopf.........   USA common                     165,998(23)         *              *

Michael Sileck.....................   USA common                      13,156(24)         *              *

Diane Von Furstenberg..............   USA common                      14,998(25)         *

All executive officers and directors
  as a group (19 persons)..........   USA common                 179,160,430          39.4%          73.1%
                                      Hotels Class A                  29,383             *              *
                                      TM Class B                       1,200             *              *

------------------------

*   The percentage of shares beneficially owned does not exceed 1% of the class.

 (1) Based upon information filed with the Securities and Exchange Commission as of February 15, 2002.

 (2) Consists of 24,838,738 shares of USA common stock and 756,644 shares of USA Class B common stock held by Liberty and 44 shares of USA common stock held collectively by the BDTV Entities and 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of USA Class B common stock held by BDTV Inc., BDTV
     II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to a stockholders agreement among Liberty, Universal, Vivendi Universal (as the successor to The Seagram Company Ltd.), the parent of Universal, USA and Mr. Diller (the "Stockholders Agreement"),
     Mr. Diller generally has the right to vote all of the shares of USA common stock and USA Class B common stock held by Liberty and BDTV Entities.

 (3) Based on information filed with the Securities and Exchange Commission as of February 15, 2002. Consists of 20,096,634 shares of USA common stock, 14,245,932 shares of USA common stock issuable upon exercise of the same number of USA warrants and 18,975,711 shares of USA common stock issuable upon conversion of 12,808,605 shares of USA preferred stock.

 (4) Consists of 18,181,308 shares of USA common stock and 13,430,000 shares of USA Class B common stock held by Vivendi Universal. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USA common stock and USA Class B common stock held by Vivendi Universal.

 (5) Consists of 2,043,805 shares of USA common stock owned by Mr. Diller, options to purchase 47,120,888 shares of USA common stock granted under USA's stock option plans, 254,542 shares of USA common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 44 shares of USA common stock and 48,846,808 shares of USA Class B common stock held by the BDTV Entities, 24,838,738 shares of USA common stock and 756,644 shares of USA Class B common stock which are held by Liberty, and 18,181,308 shares of USA common stock and 13,430,000 shares of USA Class B common stock, which are held by Universal and otherwise beneficially owned by Vivendi Universal, as to which Mr. Diller has general voting authority under the Stockholders Agreement. Excludes options to purchase 14,998 shares of USA common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership.

 (6) Excludes 38,999,100 shares of Hotels Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. These shares are convertible into an equal number of shares of Hotels Class A common stock.

 (7) Excludes 23,153,713 shares of Styleclick Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. These shares are convertible into an equal number of shares of Styleclick Class A common stock.

 (8) Excludes 42,480,143 shares of TM Class A common stock and 53,302,401 shares of TM Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. The shares of TM Class A common stock are convertible into an equal number of shares of TM Class B common stock.

 (9) Excludes 936,815 shares of Expedia Class A common stock and 34,507,275 shares of Expedia Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. The common stock has one vote per share and the Class B common stock generally has 15 votes per share.

 (10) Consists of 19,954,028 shares of USA common stock and options to purchase 69,998 shares of USA common stock granted under USA's stock option plans.

 (11) Consists of 4,000 shares of USA common stock and options to purchase 14,998 shares of USA common stock granted under USA's stock option plans.

 (12) Consists of 20,062 shares of USA common stock, 25,000 shares of USA restricted stock and options to purchase 110,833 shares of USA common stock granted under USA's stock option plans.

 (13) Consists of options to purchase 1,666 shares of USA common stock granted under USA's stock option plans.

 (14) Consists of 45,000 shares of USA restricted stock and options to purchase 1,000,000 shares of USA common stock granted under USA's stock option plans.

 (15) Consists of 84,676 shares of USA common stock and options to purchase 119,998 shares of USA common stock granted under USA's stock option plans. Excludes shares of USA common stock beneficially owned by Allen & Co., for which Mr. Keough serves as Chairman. Mr. Keough disclaims beneficial ownership of such shares.

 (16) Consists of 23,593 shares of USA common stock, 45,000 shares of USA restricted stock and options to purchase 287,083 shares of USA common stock granted under USA's stock option plans.

 (17) Consists of options to purchase 29,383 shares of Hotels Class A common stock granted under Hotels' stock option plans.

 (18) Consists of options to purchase 1,600,000 shares of USA common stock granted under USA's stock plans.

 (19) Consists of options to purchase 1,666 shares of USA common stock granted under USA's stock option plans.

 (20) Consists of options to purchase 1,666 shares of USA common stock granted under USA's stock option plans.

 (21) Consists of options to purchase 1,666 shares of USA common stock granted under USA's stock option plans.

 (22) Consists of 10,000 shares of USA common stock and options to purchase 49,998 shares of USA common stock granted under USA's stock option plans.

 (23) Consists of options to purchase 165,998 shares of USA common stock granted under USA's stock option plans.

 (24) Consists of 13,156 shares of USA common stock.

 (25) Consists of options to purchase 14,998 shares of USA common stock granted under USA's stock option plans. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership. Ms. Von Furstenberg is Mr. Diller's wife.

 (26) Mr. Bennett and Mr. Malone became directors of USA on October 25, 2001. Excludes shares beneficially owned by Liberty, as to which Messrs. Bennett and Malone disclaim beneficial ownership.

    The following table presents, as of February 15, 2002, information relating to the beneficial ownership of USA's Class B common stock:

NAME AND ADDRESS OF BENEFICIAL OWNER                     NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------                     ----------------   ----------------
Barry Diller(1)........................................     63,033,452              100%
  c/o USA Networks, Inc.
  152 West 57th Street
  New York, NY 10019

Liberty Media Corporation(1)(2)........................     49,603,452             78.7%
  9197 South Peoria Street
  Englewood, CO 80112

BDTV Entities(1)(2)....................................     48,846,808             77.5%
  (includes BDTV INC., BDTV II INC.,
  BDTV III INC. and BDTV IV INC.)
  8800 Sunset Boulevard
  West Hollywood, CA 90069

Vivendi Universal S.A.(3)..............................     13,430,000             21.3%
  42, Avenue de Friedland
  75380 Paris cedex 08/France

------------------------

(1) These figures do not include any unissued shares of common stock or Class B common stock issuable upon conversion of Liberty's Holdco shares and USANi LLC shares beneficially owned by Liberty or Vivendi Universal.

(2) Liberty holds 756,644 shares of USA Class B common stock and the BDTV Entities hold 48,846,808 shares of USA Class B common stock. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USA Class B common stock held by Liberty and the BDTV Entities.

(3) Mr. Diller generally votes all of the shares held by Vivendi Universal under the terms of the Stockholders Agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by rules of the Securities and Exchange Commission to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2001.

                                     ITEM 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to stockholder ratification, the Board has appointed Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2002 and until their successors are elected. The appointment was made upon the recommendation of the Audit Committee, which is comprised of directors who are not employees of the Company.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

    THE BOARD CONSIDERS ERNST & YOUNG TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THEIR APPOINTMENT AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2002.

                             EXECUTIVE COMPENSATION

GENERAL

    This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer and the Company's four most highly compensated executive officers during 2001 other than the Chief Executive Officer, as well as information pertaining to the compensation of members of the Board of Directors of the Company.

    The following table presents information concerning total compensation earned by the Named Executive Officers: the Chief Executive Officer and the four other most highly compensated executive officers of USA who served in such capacities as of December 31, 2001 for services rendered to USA during each of the last three fiscal years. The information presented below represents all compensation earned by the Named Executive Officers for all services performed for USA or any of its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                     -------------------------------------   -----------------------
                                                              OTHER ANNUAL    RESTRICTED     STOCK      ALL OTHER
NAME AND                   FISCAL                             COMPENSATION   STOCK AWARDS   OPTIONS    COMPENSATION
PRINCIPAL POSITION          YEAR     SALARY ($)   BONUS($)       ($)(1)         ($)(2)       (#)(3)        ($)
------------------        --------   ----------   ---------   ------------   ------------   --------   ------------
Barry Diller............    2001       500,000           --          --             --           --      254,139(6)(7)
  Chairman and Chief        2000       500,000    1,675,000(4)   146,563(5)         --           --      316,736(6)(7)
  Executive Officer         1999       500,000           --          --             --           --      920,992(6)(7)
Victor A. Kaufman.......    2001       650,000           --       5,953             --      700,000        5,250(7)
  Vice Chairman(8)          2000       650,000    1,500,000(4)   193,155(9)    278,438(10)  750,000        5,250(7)
                            1999       500,000    1,050,000          --        837,188      700,000        4,800(7)
Dara Khosrowshahi.......    2001       450,000           --          --             --      333,333        5,250(7)
  Executive Vice            2000       421,148      650,000(4)    81,250(5)    278,438(10)  565,000(12)     5,250(7)
  President and Chief       1999       341,552      400,000(13)        --      837,188      100,000        4,800(7)
  Financial Officer(11)
Julius Genachowski......    2001       400,000           --     100,000(15)         --      333,333        5,250(7)
  Executive Vice            2000       338,173(16)   500,000(4)    95,149(17)   278,438(10) 450,000        5,250(7)
  President, General
  Counsel and Secretary
  (14)
Michael Sileck..........    2001       400,000           --          --             --       83,333        5,250(7)
  Senior Vice President     2000       400,000      500,000(4)        --       278,438(10)  350,000        5,250(7)
  and Chief Financial       1999       107,688       65,000          --             --      100,000           --
  Officer(18)

--------------------------

(1) Disclosure of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers is only required where the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the Named Executive Officer's salary and bonus for the year.

(2) Reflects the dollar value of a restricted stock award determined by multiplying the number of shares in the award by the closing price of USA common stock as of the date of the grant. Restricted stock awards vest on the third anniversary of the date of the grant and are forfeited if, before vesting, the award recipient voluntarily terminates his employment.

(3) All figures in this column reflect options to purchase USA common stock, as adjusted, to the extent applicable, for the two-for-one stock split that became effective for holders of record as of the close of business on February 10, 2000.

(4) Of this amount, Messrs. Diller, Kaufman, Khosrowshahi, Genachowski and Sileck elected to defer $586,250, $750,000, $325,000, $175,000 and $100,000, respectively, under USA's 2000 Bonus Stock Purchase Program. Under the 2000 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 2000 bonuses, all bonus eligible employees of USA had a right to elect to purchase shares of common stock with up to 50% of the value of their 2000 bonus payments. Employees were entitled to purchase these shares at a 20% discount to the then current market value of USA common stock, as determined in accordance with terms of the program.

(5) Reflects the 20% discount on the purchase price of USA shares purchased under the 2000 Bonus Stock Purchase Program (described in Note 4 above).

(6) Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to USA which was used to purchase 883,976 shares of common stock. As a result, Mr. Diller had non-cash compensation for imputed interest of $286,368 in 1999, $311,486 in 2000 and $248,889 in
    2001. In addition, Mr. Diller was granted options in 1995 to purchase 7,583,388 shares of common stock, vesting over a four-year period, at an exercise price below the fair market value of common stock on the date of grant. USA has amortized non-cash compensation of $630,912 in 1999.

(7) Includes USA's matching contributions under its 401(k) Retirement Savings Plan. Under the 401(k) Plan as in effect through December 31, 2001, USA matches $.50 for each dollar a participant contributes up to the first 6% of compensation. For fiscal 1999, USA's matching contributions for Messrs. Diller, Kaufman and Khosrowshahi were $3,712, $4,800 and $4,800, respectively. For each of fiscal 2000 and fiscal 2001, USA's matching contribution for each of Messrs. Diller, Kaufman, Khosrowshahi, Genachowski and Sileck was $5,250.

(8) Mr. Kaufman was appointed as Vice Chairman of USA on October 13, 1999. Prior to that time, he served in the Office of the Chairman and as Chief Financial Officer of USA and received compensation as such during fiscal 1999, which is reflected herein.

(9) Includes $187,500 for the 20% discount on the purchase price of USA shares purchased under the 2000 Bonus Stock Purchase Program (described in Note 4 above).

(10) As of December 31, 2001, Messrs. Kaufman, Khosrowshahi, Genachowski and Sileck held 45,000, 45,000, 25,000 and 15,000 shares of restricted stock, respectively. The value of these shares as of December 31, 2001 was $1,228,950, $1,228,950, $682,750 and $409,650, respectively.

(11) Mr. Khosrowshahi was appointed as Executive Vice President and Chief Financial Officer on January 31, 2002. Prior to that, he served as Executive Vice President, Operations and Strategic Planning of USA from July 24, 2000 to January 31, 2002 and he served as President of USA Networks Interactive from August 5, 1999 to July 24, 2000. From March 2, 1998 until August 5, 1999, Mr. Khosrowshahi served as Vice President, Strategic Planning of USA. Compensation received as President, USA Networks Interactive, a division of USA, during fiscal 1999 and 2000 is reflected herein. Amount reflected in the 2000 salary column reflect an annual base salary of $450,000 from July 24, 2000, when Mr. Khosrowshahi became USA Executive Vice President, Operations and Strategic Planning.

(12) In addition to the options shown in the table, Mr. Khosrowshahi was also granted 200,000 options to purchase Hotels Class A common stock during 2000 while he was President, USA Networks Interactive.

(13) Of this amount, Mr. Khosrowshahi elected to defer $15,000 under USA's 1999 Bonus Stock Purchase Program. Under the 1999 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 1999 bonuses, all bonus eligible employees of USA had a right to elect to purchase shares of common stock with up to 50% of the value of their 1999 bonus payments. Employees were entitled to purchase these shares at a 20% discount to the then current market value of USA common stock, as determined in accordance with the terms of the program.

(14) Mr. Genachowski was appointed as Senior Vice President, General Counsel and Secretary on August 9, 2000. Prior to that time, he served as General Counsel and Senior Vice President, Business Development of USA Broadcasting and Vice President, Corporate Development at Ticketmaster
    Online-Citysearch, Inc., and received compensation as such during fiscal 2000, which is reflected herein.

(15) Represents a $50,000 housing allowance plus a tax gross-up, pursuant to Mr. Genachowski's employment agreement.

(16) Reflects an annual base salary of $300,000 for the period January 1, 2000 to August 9, 2000 and an annual base salary of $400,000 from August 9, 2000 through December 31, 2000.

(17) Represents $43,750 for the 20% discount on the purchase price of USA shares purchased under the 2000 Bonus Stock Purchase Program (described in Note 4 above) and $51,399 for a housing allowance pursuant to Mr. Genachowski's employment agreement.

(18) Mr. Sileck served as USA's Senior Vice President and Chief Financial Officer from October 12, 1999 to January 31, 2002.

OPTION GRANTS

    The following table presents information with respect to options to purchase USA's common stock granted to the Named Executive Officers during the year ended December 31, 2001. The grants were made under the 2000 Stock and Annual Incentive Plan ("2000 Incentive Plan").

    The 2000 Incentive Plan is administered by the Compensation/Benefits Committee and the Performance-Based Compensation Committee, which have the sole discretion to determine the selected officers, employees and consultants to whom incentive or non-qualified options, SARs, restricted stock and performance units may be granted. As to these awards, the Compensation/Benefits Committee and the Performance-Based Compensation Committee also have the sole discretion to determine the number, type, exercise price, vesting schedule and other terms, conditions and restrictions of the grants. The Compensation/Benefits Committee and the Performance-Based Compensation Committee also retain discretion, subject to plan limits, to modify the terms of outstanding options and to reprice such options. The exercise price of an incentive stock option granted under the 2000 Incentive Plan must be at least 100% of the fair market value of USA's common stock on the date of grant. In addition, options granted under the 2000 Incentive Plan terminate ten years from the date of grant. To date, only non-qualified stock options have been granted under the 2000 Incentive Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                  NUMBER OF      PERCENT OF                              ANNUAL RATES OF STOCK
                                  SECURITIES   TOTAL OPTIONS    EXERCISE                 PRICE APPRECIATION FOR
                                  UNDERLYING    TO EMPLOYEES      PRICE                     OPTION TERMS(2)
                                   OPTIONS     GRANTED IN THE   PER SHARE   EXPIRATION   ----------------------
NAME                              GRANTED(#)    FISCAL YEAR     ($/SH)(1)    DATE(1)       5%($)       10%($)
----                              ----------   --------------   ---------   ----------   ---------   ----------
Barry Diller....................        --            --             --            --           --           --
  Chairman and Chief Executive
  Officer
Victor A. Kaufman...............   250,000          3.33%        $22.55       4/25/11    3,545,393    8,984,723
  Vice Chairman                    450,000          6.00%        $23.82      12/16/11    6,741,122   17,083,325
Dara Khosrowshahi...............    83,333          1.11%        $22.55       4/25/11    1,181,793    2,994,896
  Executive Vice President and     250,000          3.33%        $23.82      12/16/11    3,745,068    9,490,736
  Chief Financial Officer
Julius Genachowski..............    83,333          1.11%        $22.55       4/25/11    1,181,793    2,994,896
  Executive Vice President,        250,000          3.33%        $23.82      12/16/11    3,745,068    9,490,736
  General Counsel and Secretary
Mike Sileck.....................    83,333          1.11%        $22.55       4/25/11    1,181,793    2,994,896
  Senior Vice President and
  Chief Financial Officer

--------------------------

(1) Options to purchase USA stock granted on April 25, 2001, become exercisable in installments with 25% vesting on December 31, 2001, and 12.5% vesting on each 6 month anniversary thereof. Options to purchase USA stock granted during December 2001 generally become exercisable in four equal annual installments commencing on the first anniversary of the grant date. All of these options expire ten years from the date of grant.

(2) These amounts represent assumed rates of appreciation only, and also assume that all of the options vest and become exercisable, and that they are held in each case for the full 10-year term. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as on the option holders' continued employment through the vesting period and other contractual provisions. Potential value is reported net of the option exercise price, but before taxes associated with exercise. The amounts reflected in this table may not be achieved.

    The table below presents information concerning the exercise of stock options by the Named Executive Officers during the year ended December 31, 2001, and the fiscal year-end value of all unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                                                YEAR END (#)                AT YEAR-END($)(2)
                          ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                      EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------------   -----------   -------------   -----------   -------------
Barry Diller............   2,752,500      52,314,107     47,120,888             --     956,110,597            --
  Chairman and Chief
  Executive Officer
Victor A. Kaufman.......     730,000      11,187,332      1,312,000      1,600,000      12,750,319     8,088,813
  Vice Chairman
Dara Khosrowshahi.......     135,000       1,622,875        302,083        921,250       2,685,337     5,498,791
  Executive Vice
  President and Chief
  Financial Officer(3)
Julius Genachowski......      36,000         370,268        163,333        680,000       1,061,828     3,761,788
  Executive Vice
  President, General
  Counsel and Secretary
Mike Sileck.............          --              --        158,333        375,000       1,138,663     2,694,373
  Senior Vice President
  and Chief Financial
  Officer

--------------------------

(1) Represents the difference between the exercise price of the options and the closing price of USA's common stock on the date of exercise and does not exclude the U.S. federal and state taxes due upon exercise.

(2) Represents the difference between $27.31, the closing price of USA's common stock on December 31, 2001, and the exercise price of the options, and does not include the U.S. federal and state taxes due upon exercise.

(3) Mr. Khosrowshahi also holds 155,300 options to acquire Hotels Class A common Stock. None of such options are exercisable and the value of such options at year end was $4,756,500, based on the difference between $46.00, the closing price of Hotels' Class A common stock on December 31, 2001, and the exercise price of the options, and does not include the U.S. federal and state taxes due upon exercise.

COMPENSATION OF OUTSIDE DIRECTORS

    Each director of USA who is not an employee of USA or any of its subsidiaries receives an annual retainer of $30,000 per year and the chairperson of each standing committee receives an annual retainer of $2,500 per year. USA also pays each of these directors $1,000 for each USA or USANi LLC Board meeting and each USA or USANi LLC Board committee meeting attended, plus reimbursement for all reasonable expenses incurred by a director as a result of attendance at any of these meetings. For the year ended December 31, 2001, Messrs. Bennett, Bronfman and Malone waived their rights to receive the annual retainer and attendance fees.

    During 2001, the USA Directors' Stock Option Plan was amended to provide that directors who are not employees of USA or any of its subsidiaries receive a grant of options to purchase 15,000 shares of USA's common stock upon initial election to office and thereafter receive a grant of options to purchase 10,000 shares of USA's common stock annually on the date of USA's annual meeting of stockholders at which the director is re-elected. The exercise price per share of USA's common stock subject to the options is the fair market value of USA's common stock on the date of grant, which is defined as the mean of the high and low sale price on the date on any stock exchange on which the common stock is listed or as reported by NASDAQ or, in the event that the common stock is not so listed or reported, as determined by an investment banking firm selected by the Compensation/Benefits Committee. The options vest in three equal annual installments commencing on the first anniversary of the grant date. The options expire ten years from the date of grant. For the year ended
December 31, 2001, Messrs. Bennett, Bronfman and Malone waived their rights to receive such option grants.

    Under USA's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer fees. Eligible directors who defer their directors' fees can elect to have such deferred fees applied to the purchase of share units, representing the number of share of USA common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on USA common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JP Morgan Chase Bank. Upon termination, a director will receive (1) with respect to share units, such number of shares of USA common stock as the share units represent; and (2) with respect to the cash fund, a cash payment. The payments made upon termination will be either in a lump sum or in installments, as previously elected by the eligible director at the time of the related deferral election.

EQUITY COMPENSATION AGREEMENT; EMPLOYMENT AGREEMENTS

    MR. DILLER.  Under the Equity and Bonus Compensation Agreement dated
August 24, 1995, USA issued and sold to Mr. Diller 883,976 shares of USA's common stock at $5.65625 per share in cash (the "Initial Diller Shares") and an additional 883,976 shares of common stock for the same per share price (the "Additional Diller Shares") payable by means of a cash payment of $2,210 and an interest-free, secured, non-recourse promissory note in the amount of $4,997,779. These amounts have been adjusted as appropriate to reflect the two two-for-one stock splits to holders of record as of the close of business on March 12, 1998 and February 10, 2000, respectively. The promissory note is secured by the Additional Diller Shares and by that portion of the Initial Diller Shares having a fair market value on the purchase date of 20% of the principal amount of the promissory note.

    Mr. Diller's Equity and Bonus Compensation Agreement with USA also provides for a gross-up payment to be made to Mr. Diller, if necessary, to eliminate the effect of the imposition of the excise tax under Section 4999 of the Internal Revenue Code upon payments made to Mr. Diller and imposition of income and excise taxes on the gross-up payment.

    Mr. Diller was also granted a bonus arrangement, contractually independent from the promissory note, under which he received a bonus payment of approximately $2.5 million on August 24, 1996, and was to receive a further such bonus payment on August 24, 1997, which was deferred. The deferred amount accrues interest at a rate of 6% per annum. Mr. Diller also received $966,263 for payment of taxes by Mr. Diller due to the compensation expense which resulted from the difference in the per share fair market value of USA's common stock and the per share purchase price of the Initial Diller Shares and Additional Diller Shares.

    MR. KHOSROWSHAHI.  On July 24, 2000 (the "Effective Date"), USA and
Mr. Khosrowshahi entered into an amended and restated employment agreement for a term continuing until March 3, 2003 and providing for an annual base salary of $450,000 per year. Mr. Khosrowshahi is also eligible to receive an annual discretionary bonus.

    Mr. Khosrowshahi's employment agreement provides for a grant of options ("USA Options") to purchase 300,000 shares of USA's common stock.
Mr. Khosrowshahi's options become exercisable in four equal installments, with 25% vesting on July 24, 2001 and an additional 25% vesting on each of the next three anniversaries of that date. Upon a change of control of USA, 100% of Mr. Khosrowshahi's options become vested and exercisable. Upon termination of Mr. Khosrowshahi's employment by USA for any reason other than death, disability or cause, or if Mr. Khosrowshahi terminates his employment for good reason, USA is required to pay
Mr. Khosrowshahi his base salary through the term of his agreement over the course of the then remaining term, subject to mitigation by Mr. Khosrowshahi. In the event of a termination for any reason other than death, disability or cause or if Mr. Khosrowshahi terminates his employment for good reason, Mr. Khosrowshahi's USA Options and all other options ("Prior Options") held by him prior to the Effective Date will immediately vest and they shall remain outstanding for the earlier of one year from the date of termination and the end of the term of such options. In addition, if on or prior to December 3, 2002, USA has not offered Mr. Khosrowshahi an extension of term until July 25, 2004, the USA Options, other than those to vest on July 24, 2004, shall immediately vest and they and any then outstanding Prior Options shall remain outstanding until March 3, 2004.

    MR. GENACHOWSKI. On August 9, 2000, USA and Mr. Genachowski entered into an employment agreement for a term continuing until September 30, 2002 and providing for an annual base salary of $400,000 per year. Mr. Genachowski is also eligible to receive an annual discretionary bonus. Under the agreement, Mr. Genachowski is entitled to receive an annual housing allowance, plus tax gross-up for such allowance, not to exceed an aggregate of $100,000.

    Mr. Genachowski's employment agreement provides for a grant of options to purchase 200,000 shares of USA's common stock. Mr. Genachowski's options become exercisable in four equal installments, with 25% vesting on August 9, 2001 and an additional 25% vesting on each of the next three anniversaries of that date. Upon a change of control of USA, 100% of Mr. Genachowski's options become vested and exercisable. Upon termination of Mr. Genachowski's employment by USA for any reason other than death, disability or cause, or if Mr. Genachowski terminates his employment for good reason, USA is required to pay Mr. Genachowski his base salary through the term of his agreement over the course of the then remaining term and continue the housing allowance for the remainder of the term, subject, in each case, to mitigation by Mr. Genachowski. In the event of a termination for any reason other than cause or if Mr. Genachowski terminates his employment for good reason, Mr. Genachowski's options that would vest in the 12 months following such termination will vest immediately and remain exercisable for one year from the date of such termination.

    MR. SILECK. On October 12, 1999, USA and Mr. Sileck entered into a two-year employment agreement, providing for an annual base salary of $400,000 per year. Mr. Sileck is also eligible to receive an annual discretionary bonus.
Mr. Sileck's employment with USA terminated on January 31, 2002.

    Mr. Sileck's employment agreement provides for a grant of options to purchase 75,000 shares of USA's common stock, as adjusted for USA's two-for-one stock split to holders of record as of the close of business on February 10, 2000. Mr. Sileck's options became exercisable with respect to 25% of the total shares on October 12, 2000, with an additional 25% vesting on each of the next three anniversaries of that date. Upon a change of control of USA, 100% of Mr. Sileck's options become vested and exercisable. Mr. Sileck's options expire upon the earlier to occur of 10 years from the date of grant or 90 days following the termination of his employment for any reason. In the event that Mr. Sileck's employment is terminated by USA for any reason other than cause, death or disability, USA is required to pay Mr. Sileck's base salary through the end of the term of his agreement, subject to mitigation by Mr. Sileck.

PERFORMANCE GRAPH

    The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act", and together with the Exchange Act, the "Acts"), except to the extent that USA specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The graph below compares cumulative total return of USA common stock, the Nasdaq Composite Index and the Standard & Poor's Entertainment Index based on $100 invested at the close of trading on December 31, 1996 through December 31, 2001. USA selected the Standard & Poor's Entertainment Index as its Peer Group because it includes companies engaged in many of the same businesses as USA.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   12/31/96  12/31/97  12/31/98  12/31/99  121/29/00  12/31/01
USA                     100    216.84    278.95    465.26     327.37    459.96
NASDAQ-COMPOSITE        100    121.64    169.84     315.2     191.36    151.07
S&P-ENTERTAINMENT       100    144.95    195.51    227.74     193.63    167.04

                                         12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                                         --------   --------   --------   --------   --------   --------
USA....................................  $100.00    $216.84    $278.95    $465.26    $327.37    $459.96
NASDAQ-COMPOSITE.......................  $100.00    $121.64    $169.84    $315.20    $191.36    $151.07
S&P-ENTERTAINMENT......................  $100.00    $144.95    $195.51    $227.74    $193.63    $167.04

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has a Compensation/Benefits Committee, which in fiscal year 2001 was comprised of Messrs. Donald Keough and William Savoy and Ms. Anne M. Busquet, and a Performance-Based Compensation Committee, which in fiscal year 2001 was comprised of Mr. Savoy and Ms. Busquet. None of the members of these Committees is or was in the past an officer or employee of USA or any of its subsidiaries. Mr. Keough is Chairman of the Board of Allen & Company incorporated. From time to time, USA has retained the services of Allen & Company Incorporated, a New York investment banking firm.

                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation/Benefits Committee of the Board of Directors and the Performance-Based Compensation Committee (collectively, the "Committee") furnished the following joint report that provides an overview of the Company's compensation philosophy and executive compensation programs for the 2001 fiscal year.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program is philosophically designed to reward exceptional performance and to align the financial interests of the Company's senior executives with those of the equity owners of the Company. To achieve this end, the Committee has developed and implemented a compensation program designed to attract, retain and incentivize highly skilled executives with the business experience and acumen necessary for achievement of the Company's long-term business objectives.

    To implement this philosophy in 2001, the Committee adopted an incentive compensation program (the "2001 Program") intended to form the basis for determining both short-term and long-term incentive compensation for USA employees, including executive officers. The 2001 Program contains objective standards designed to provide strong performance incentives for employees. Under the 2001 Program, employees receive a greater portion of their annual bonuses in stock options as opposed to cash, thus tying together even more closely the interests of employees and shareholders while also serving as an important retention mechanism. The 2001 Program also provides for grants of restricted stock to reward truly exceptional performance. The components of the program are discussed below. The Committee and mangement are constantly re-evaluating the Company's executive compensation program. The 2001 Program reflected changes from prior years' programs, and future years may see additional changes.

    The compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers is governed in part by the terms of certain agreements which are described under "Executive Compensation-Equity Compensation Agreement; Employment Agreements" herein.

BASE SALARY

    The base salaries paid to the Company's executive officers are based upon recommendations of senior management, and require approval of the Committee. Management and the Committee take into account a variety of factors in determining base salary, including (i) competitive salaries for comparable officers at comparable companies, (ii) individual performance and an assessment of the value of the individual's services to USA, (iii) the fairness of individual executive officers' salaries relative to their responsibilities,
(iv) the salaries of other executive officers, and (v) USA's financial performance. At different times, depending upon prevailing circumstances, the Committee gives these criteria varying degrees of weight. Messrs. Khosrowshahi, Genachowski and Sileck were paid base salary in accordance with their respective employment agreements. The salaries for the Company's executive officers were not changed in 2001.

ANNUAL BONUS

    Pursuant to the 2001 Program, the targeted amount of cash bonuses was reduced from the prior year by one-half and additional stock options were issued in lieu of that portion of the cash bonus target. Under the program, the Committee established performance targets for each of the Company's divisions and subsidiaries based upon the achievement of a specified level of EBITDA (the primary metric), revenue and free cash flow. Under the program, an initial cash bonus pool was established, with final payouts to be determined based on a comparison of actual results to the targeted amounts. Under the 2001 Program, no bonus would be paid if results were below minimum thresholds established for the 2001 Program and bonuses could exceed the targeted amount for extraordinary performance beyond the established targets. Divisions an subsidiaries generally did not reach the 2001 targets; those that did received bonuses pursuant to the 2001 Program. The Committee is responsible for determining the CEO's bonus and the CEO makes recommendations to the Committee regarding allocation of the bonus pool to the four other named executive officers. Because the 2001 targets generally were not met, no annual cash bonuses were paid to executive officers for 2001.

STOCK BASED COMPENSATION

    The Committee believes that its stock option program appropriately links executive interest to stockholder value. As a result of the 2001 Program, stock option based compensation was comprised of two portions, one for the portion that would be granted as a result of reducing the annual cash bonus pool (the "special options") and the other consisting of the Company's traditional stock option grant. Special options were granted in 2001 to a broad-based pool group of employees, including executive officers. The terms of the special options provide for vesting of 25% of the options on December 31, 2001 and an additional 12.5% vesting on each six-month anniversary of that date; provided that upon termination of employment by the Company, options that would have vested over the succeeding 18 months would vest upon termination of employment and be exercisable for a period of 90 days.

    The Company also granted options at year-end. On an overall basis, the Company granted significantly fewer of these traditional annual options during 2001 than in past years. The options were granted on a discretionary, rather than a formulaic basis. With respect to the options granted, the number granted to executive officers, including the named executive officers, was proposed by senior management and reviewed with and approved by the Committee. The factors that influenced decisions with respect to these option grants included individual performance, an assessment of the value of the individual's services to USA, the awards given to other executives and the desire to keep the Company's overall compensation competitive. Such stock options provide incentive for the creation of shareholder value of the long term since the full benefit of the compensation package cannot be realized unless the Company's common stock appreciates during the term of the option. All grants are reviewed and approved by the Committee and all year-end grants vest over a four-year period.

    The Committee did not award any restricted stock to executive officers during 2001.

TAX MATTERS

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Company has structured certain of its compensation policies to comply with Section 162(m), including submitting certain matters to the Performance-Based

Compensation Committee. Stock based compensation under the Company's 2000 Stock and Incentive Plan are also structured to comply with Section 162(m).

    The Board, the Compensation/Benefits Committee and the Performance-Based Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain awards that have already been granted, including options granted by a company that was subsequently acquired by USA, may be nondeductible.

COMPENSATION OF CHIEF EXECUTIVE OFFICER FOR THE FISCAL YEAR

    Effective September 25, 1998, the Committee authorized the payment to Mr. Diller of an annual base salary of $500,000. Prior to such time, Mr. Diller had not received a salary from the Company. Mr. Diller's base salary for fiscal year 2001 remained unchanged and, like the period 1998-2000, Mr. Diller did not receive additional option grants in 2001. Because the targets under the 2001 Program generally were not met, Mr. Diller and the Company's other executive officers did not receive cash bonuses for 2001. The Committee believes
Mr. Diller's compensation is appropriate. Mr. Diller holds a very significant equity stake in the Company and, to the extent his performance as CEO translates into an increase in the value of the Company's stock, all stockholders, including Mr. Diller, share the benefit. The Committee may, in the future, elect to change base salary, bonus and/or grant additional options to Mr. Diller.

SUMMARY

    The Committee believes that the Company's executive compensation program must continually provide executives with a strong incentive to focus on and achieve the Company's business objectives. By assuring that executives are appropriately compensated and therefore motivated, the long-term interests of stockholders will be best served. The actions taken by the Committee in 2001 were consistent with this focus and the principles outlined above.

Members of the Compensation/Benefits Committee

    Anne M. Busquet
    Donald R. Keough
    William D. Savoy (Chairman)

Members of the Performance-Based Compensation Committee

    Anne M. Busquet
    William D. Savoy

                             AUDIT COMMITTEE REPORT

    The Audit Committee is comprised of three independent directors and operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities. Pursuant to its charter, the Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities to shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. The Audit Committee is authorized, among other things, to recommend to the Board of Directors independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board of Directors on auditing matters; examine and make recommendations to the Board of Directors concerning the scope of audits; and review and approve the terms of transactions between or among the Company and related parties.

    In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2001 with the Company's management and Ernst & Young LLP ("Ernst & Young"), our independent auditors.

    The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with Ernst & Young its independence from the Company and its management.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2001 be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

    Members of the Audit Committee

    Donald R. Keough (Chairman)
    William D. Savoy
    Gen. H. Norman Schwarzkopf

                     FEES PAID TO OUR INDEPENDENT AUDITORS

    AUDIT FEES: The aggregate fees billed for professional services rendered by Ernst & Young LLP, our independent auditors, in connection with the audit and review of our 2001 financial statements was $1,720,200.

    AUDIT RELATED FEES: The aggregate fees billed for professional services rendered by Ernst & Young LLP was $4,253,975, including fees for internal audit, registration statements, accounting consultations, due diligence, pensions and statutory audits and agreed-upon procedures.

    ALL OTHER FEES: The aggregate of all other fees billed for professional services rendered during 2001 by Ernst & Young LLP was $2,2120,769, including fees for tax compliance and consulting services.

    There were no fees incurred by Ernst & Young LLP during 2001 for professional services rendered in connection with financial information services design and implementation.

    The Audit Committee has considered whether the non-audit services rendered by our independent auditors with respect to the foregoing fees are compatible with maintaining their independence.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Mr. Diller, the Chairman of the Board and Chief Executive Officer of USA, is the sole holder of the voting stock of the BDTV Entities. The BDTV Entities hold shares of USA common stock and Class B common stock which have effective voting control of USA with respect to all matters submitted for the vote or consent of stockholders as to which stockholders vote together as a single class.

    In 1997, USA and Mr. Diller agreed to defer repayment of an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 due from Mr. Diller from September 5, 1997 to September 5, 2007. As of December 31, 2001, the promissory note remained outstanding. In 1997, Mr. Diller and USA agreed to defer the payment of a bonus in the amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount accrues interest at a rate of 6% per annum.

    In 2001, USA and Mr. Diller entered into an agreement with respect to the construction of facilities including a screening room on Mr. Diller's property and the payment of operating expenses relating thereto, to assist Mr. Diller in connection with Company-related activities. Construction costs of approximately $1.8 million were paid by USA and the agreement provides that under certain circumstances, including upon Mr. Diller's termination of employment by USA or its affiliates, Mr. Diller shall have the option of paying to USA an amount equal to the depreciated book value of the construction costs to acquire the facilities.

    In October 2000, a subsidiary of USA and Nineteen Forty CC Inc. ("Nineteen Forty"), a company owned by Mr. Diller, acquired an aircraft for use by Mr. Diller and other directors and executive officers of USA in connection with USA's business. Nineteen Forty, which originally was under contract to purchase the aircraft, assigned to USA its rights under the purchase agreement and, in exchange, USA granted Nineteen Forty an option to acquire all or any portion of the aircraft for its depreciated value of USA's books if USA should ever acquire an ownership interest in the aircraft. The aircraft is currently owned 77.2% by the USA subsidiary and 22.8% by Nineteen Forty. USA's ownership interest remains subject to Nineteen Forty's option.

    In 2001, USA, through Home Shopping Network, paid approximately $295,382 to Diane Von Furstenberg Studio L.P., of which Ms. Von Furstenberg, currently a member of the Board of Directors, is the founder and Chairman. Such payment was made in connection with goods offered for sale on Home Shopping Network's programming services.

    During 2001, Ms. Busquet, currently a member of the Board of Directors of USA, provided consulting services to USA for which she received $20,080 from USA during 2002.

    From time to time, USA has retained the services of Allen & Company Incorporated, a New York investment banking firm. Mr. Keough, currently a member of the Board of Directors of USA, is Chairman of Allen & Company.

VIVENDI TRANSACTION

    On December 17, 2001, USA announced the Vivendi Transaction, pursuant to which USA would contribute USA's Entertainment Group to Vivendi Universal Entertainment LLLP, a joint venture with Vivendi ("VUE"), which joint venture would also hold the film, television and theme park businesses of Universal, a subsidiary of Vivendi. Upon consummation of the Vivendi Transaction, the joint venture will be controlled by Vivendi and its subsidiaries, with the common interests owned 93.06% by Vivendi and its subsidiaries, 5.44% by USA and its subsidiaries and 1.5% by Mr. Diller. The Vivendi Transaction was approved by USA shareholders at the USA special shareholder meeting held April 23, 2002.

    In connection with the Vivendi Transaction, USA and its subsidiaries will receive the following at the closing of the transactions: (i) approximately $1.62 billion in cash, debt-financed by the joint venture, subject to tax-deferred treatment for a 15-year period; (ii) a $750 million face value Class A preferred interest in the joint venture, with a 5% annual paid-in-kind dividend and a 20-year term, to be settled in cash at its then face value at maturity; (iii) a $1.75 billion face value Class B preferred interest in the joint venture, with a 1.4% annual paid-in-kind dividend, a 3.6% annual cash dividend, callable and puttable after 20 years, to be settled by Vivendi at its then face value with a maximum of approximately 43.2 million shares of USA common stock and 13.4 million shares of USA Class B common stock (for a total of 56.6 million USA common shares), provided that Vivendi may substitute cash in lieu of shares of USA common stock (but not USA Class B common stock), at its election; (iv) a 5.44% common interest in VUE, generally callable by Universal after five years and puttable by USA after eight years, which may be settled in either Vivendi stock or cash, at Universal's election; and (v) cancellation of all of Vivendi's USANi LLC interests currently exchangeable into USA common shares, including USANi LLC interests obtained from Liberty in a related transaction (see immediately below).

    In the aforementioned related transaction, Liberty will exchange 7,079,726 shares of USANi LLC for shares of USA common stock, and subsequently transfer to Universal 25,000,000 shares of USA common stock, entities holding its remaining 38,694,982 shares of USANi LLC, as well as the assets and liabilities of Liberty Programming France (which consist primarily of 4,921,250 shares of multiThematiques S.A., a French entity), in exchange for 37,386,436 Vivendi ordinary shares.

    In addition, USA will issue to Universal ten-year warrants to acquire shares of USA common stock as follows: 24,187,094 shares at $27.50 per share; 24,187,094 shares at $32.50 per share; and 12,093,547 shares at $37.50 per share. Barry Diller, USA's chairman and chief executive officer, will receive a common interest in VUE with a 1.5% profit sharing percentage in return for his agreeing to specified non-competition provisions and agreeing to serve as chairman and chief executive officer of the joint venture. USA and Mr. Diller have agreed that they will not compete with Vivendi's television and filmed entertainment businesses (including the joint venture) for a minimum of 18 months. In February 2002, Mr. Diller assigned to three executive officers of USA the right to receive beneficial interests in a portion of Mr. Diller's common interest in VUE. As a result of the assignments, upon closing of the transactions, Victor Kaufman, vice chairman and a director of USA, will have an economic interest in Mr. Diller's VUE common interests subject to put and call rights with a minimum value of $15 million, and both of Dara Khosrowshahi, executive vice president and chief financial officer of USA, and Julius Genachowski, executive vice president and general counsel of USA, will have an economic interest in Mr. Diller's VUE common interests subject to put and call rights with a minimum value of $2.5 million. Mr. Kaufman will serve as special advisor to the chairman and chief executive officer of VUE. In no event will any of the officers receive any amounts referred to above prior to the exercise of the put or call relating to Mr. Diller's common interest, nor will any of these officers have any right to exercise any voting interests relating to Mr. Diller's VUE common interest. As a result of the assignments, upon closing of the transactions, Mr. Diller's economic interest in his VUE common interest will be reduced to 92.7% of the original 1.5% profit sharing percentage, subject to put and call rights at a minimum price of $255 million.

    In connection with the transactions, the following has also been agreed:

    - USA and Universal have agreed to terminate the domestic distribution agreement and the international distribution agreement, both described below under "Other Relationships between USA and Universal", upon (1) the completion of the transactions or (2) the termination of the Transaction Agreement;

    - USA, Vivendi, Universal, Liberty and Mr. Diller have entered into an Amended and Restated Governance Agreement that will become effective at the closing of the transactions and supersede the existing Governance Agreement among the parties. The Amended and Restated Agreement restricts Vivendi's ability to acquire additional USA equity securities and its ability to transfer USA securities. In addition, this agreement provides for continuing representation on USA's board of directors by Vivendi and Liberty. The agreement also eliminates Vivendi's right to veto specified "fundamental matters," and significantly limits the circumstances in which Liberty and Mr. Diller are entitled to exercise veto rights. Finally, the agreement eliminates Vivendi's preemptive rights with respect to USA common shares, while preserving Liberty's existing preemptive rights. If the transactions are not completed, the existing Governance Agreement will remain in effect.

    - Vivendi, Universal, Liberty and Mr. Diller have entered into an Amended and Restated Stockholders Agreement, which will become effective at the closing of the transactions and supersede the existing Stockholders Agreement. Generally, the agreement governs the relationship among the stockholders, including rights of first refusal for sales of USA securities, tag-along rights for sales of USA securities by Liberty and Mr. Diller, restrictions on transfers of USA securities and a standstill by Mr. Diller with respect to Vivendi. Under this agreement, Mr. Diller generally has voting control over all of the USA shares owned by Universal and Liberty.

    Summaries of the agreements relating to the Vivendi Transaction are set forth in, and copies of these agreements have been filed with the Securities and Exchange Commission as Appendices A through F to, USA's Definitive Proxy Statement, dated March 25, 2002, and are available from the Securities and Exchange Commission.

UNIVERSAL TRANSACTION

    On February 12, 1998, the Company completed the Universal transaction, in which USA acquired USA Networks, a New York partnership (which consisted of USA Network and Sci-Fi Channel cable television networks), and the domestic television production and distribution business ("Studios USA") of Universal from Universal. Universal is controlled by Vivendi Universal. See "Other Relationships between USA and Universal". USA paid Universal approximately
$1.6 billion in cash ($300 million of which was deferred with interest) and an effective 45.8% interest in USA through shares of common stock, Class B common stock and shares of USANi LLC, a Delaware limited liability company ("USANi LLC"). USA maintains control and management of USANi LLC, and the businesses held by USANi LLC are managed by USA in substantially the same manner as they would be if USA held them directly through wholly owned subsidiaries. The USANi LLC shares are exchangeable for shares of common stock and Class B common stock on a one-for-one basis. In connection with the Vivendi Transaction described above, all shares of USANi LLC held by Universal and Liberty will exchanged for shares of USA common stock or cancelled. Following the transactions, USANi LLC will be wholly owned by USA and its subsidiaries.

    In connection with the Universal transaction, USA, Vivendi Universal (successor to The Seagram Company Ltd.), Universal, Liberty and Mr. Diller entered into various transaction agreements, including the following:

    - an investment agreement, pursuant to which, among other things, (1) each of Universal and Liberty were granted a preemptive right, subject to limitations, to maintain their respective percentage ownership interests in USA in connection with future issuances of USA capital stock and
      (2) with respect to issuances of USA capital stock in specified circumstances, Universal is obligated to maintain the percentage ownership interest in USA that it had prior to the issuances;

    - a governance agreement which, among other things, (1) details restrictions on the acquisitions of additional USA securities, on the transfer of USA securities and other conduct restrictions, in each case, applicable to Universal and (2) governs Universal's and Liberty's rights to representation on the USA Board of Directors and Liberty's, Universal's and Mr. Diller's right to approve certain fundamental changes by USA or any USA subsidiary;

    - a stockholders agreement which, among other things, governs the ownership, voting, transfer or other disposition of USA securities owned by Universal, Liberty and Mr. Diller and their respective affiliates, and under which Mr. Diller exercises voting control over the equity securities of USA held by these persons and their affiliates; and

    - a spinoff agreement which, in the event Mr. Diller no longer serves as Chief Executive Officer of USA or becomes disabled, generally provides for interim arrangements relating to management of USA and efforts to achieve a spinoff or sale of USA's broadcast stations and, in the case of a spinoff, arrangements relating to their respective rights in USA resulting from the spinoff.

    Summaries of these agreements are set forth in USA's Annual Report on Form 10-K for the year ended December 31, 1998. Furthermore, copies of these agreements have been filed with the Securities and Exchange Commission as Appendices A through D to USA's Definitive Proxy Statement, dated January 12, 1998, and are available from the Securities and Exchange Commission. The parties to these agreements have agreed to amend certain of these agreements, as described above under "Vivendi Transaction", which amendments will become effective upon closing of the Vivendi Transaction.

POLYGRAM FILMED ENTERTAINMENT TRANSACTION

    In May 1999, USA acquired from an affiliate of Universal certain assets and liabilities relating to the domestic (including Canada) motion picture and home video distribution businesses of PolyGram Filmed Entertainment, Inc., including such businesses as conducted by Gramercy Pictures, Interscope Communications and Propaganda Films. The consideration in the transaction consisted of the assumption by USA of certain liabilities of the acquired businesses. In addition, in connection with the transaction, USA and Universal entered into various related agreements, including:

    - a domestic distribution agreement relating to certain PolyGram films, pursuant to which USA has the exclusive right to distribute in the United States and Canada these films in theatres, on television and on video for a fee, which was approximately $5.7 million for the year ended
      December 31, 2001;

    - a $200 million interest-bearing promissory note, pursuant to which USA loaned to Universal the face amount of the note, which is a recourse note and is payable out of the revenues otherwise due Universal under the distribution agreement, $39.3 million of which was outstanding at December 31, 2001 and the remaining outstanding amount of which will be repaid at the time of consummation of the Vivendi Transaction; and

    - other ancillary agreements, relating to videogram fulfillment, music administration and transitional services, pursuant to which USA incurred fees to Universal of approximately $5.6 million for the year ended December 31, 2001.

    USA believes that the terms of the PolyGram transaction are at least as favorable to USA as the terms that would have been obtained from an unrelated third party.

OTHER RELATIONSHIPS BETWEEN USA AND UNIVERSAL

    Under the Universal transaction, USA and some of its subsidiaries entered into business agreements with Universal and some of its subsidiaries (some of which will be terminated upon closing of the Vivendi Transaction, as described above) relating to, among other things: (1) the domestic distribution by USA of Universal-produced television programming and Universal's library of television programming for which USA received from Universal a fee of $4.1 million for the year ended December 31, 2001; (2) the international distribution by Universal of television programming produced by Studios USA for which USA paid Universal a fee of $13.6 million for the year ended December 31, 2001; (3) long-term arrangements relating to the use by Studios USA of Universal's production facilities in Los Angeles and Orlando, Florida, for which Universal charged USA $7.1 million for the year ended December 31, 2001, of which $5.7 was capitalized to production costs; and (4) a joint venture relating to the development of international general entertainment television channels, described below.

    As part of the Universal transaction, Universal and USA agreed to form a 50-50 joint venture to be managed by Universal which would own, operate and exploit the international development of USA Network, Sci-Fi Channel and Universal's action/adventure channel, "13th Street". USA elected to have Universal buy out its 50% interest in this venture. In connection with the settlement of its interest in the venture, USA received $24 million from Universal during 2001.

    Universal currently holds a substantial equity interest in USA and USANi LLC. In December 2000, Vivendi S.A., The Seagram Company Ltd. and Canal Plus combined to form a new company, named Vivendi Universal S.A. Universal was a subsidiary of Seagram and is now a subsidiary of Vivendi Universal. During 2001, Messrs. Bronfman, Germond, Lescure and Messier were members of the Boards of Directors of USA and USANi LLC and held director and executive positions with Vivendi Universal and its affiliates. These individuals were elected to the Boards of Directors of USA and USANi LLC under the transaction agreements relating to the Universal transaction. Other than in their capacities as stockholders and officers of Vivendi Universal or Universal, and as directors and stockholders of USA and USANi LLC, these individuals do not have any direct or indirect interest in the Universal-USA agreements.

    USA and USANi LLC believe that their business agreements with Universal entered into as part of these transactions are all on terms at least as favorable to USA and USANi LLC as terms that could have been obtained from an independent third party.

    In the ordinary course of business, USA and USANi LLC may determine to enter into other agreements with Vivendi Universal and its affiliates.

RELATIONSHIP BETWEEN USA AND LIBERTY

    Under the agreements relating to the Universal transaction, two designees of Liberty, Messrs. Malone and Bennett, are members of the USA Board of Directors. Liberty holds a substantial equity interest in USA and USANi LLC, and Liberty is a party to the Universal transaction agreements filed as exhibits to USA's publicly filed reports. As part of the Vivendi Transaction described above, Liberty will exchange certain of its shares of USANi LLC for shares of USA common stock and transfer the balance of those shares to Vivendi. Upon consummation of the Vivendi Transaction, pursuant to the terms and subject to the conditions of the Amended and Restated Governance Agreement, Liberty will continue to be entitled to designate two members for election to USA's board of directors.

    During April 1996, Home Shopping Network sold a majority of its interest in HSN Direct Joint Venture, its infomercial operation, for $5.9 million to entities controlled by Flextech P.L.C., a company controlled by Liberty. In each of February 1998, 1999, 2000 and 2001 Flextech paid Home Shopping Network a $250,000 installment of the purchase price. Home Shopping Network retains a 15% interest in the venture and a related corporation.

    During 1996, Home Shopping Network, along with Jupiter Programming Company, formed Shop Channel, a television shopping venture based in Tokyo. Liberty Media International, Inc., a subsidiary of Liberty, owns a 50% interest in Jupiter, the 70% shareholder in the venture. Home Shopping Network owns a 30% interest in Shop Channel. During 1999, Home Shopping Network loaned $2.5 million to Shop Channel, of which $1.4 million was outstanding at December 31, 2001. In addition, Home Shopping Network sold inventory and provided services in the amount of $579,000 to Shop Channel during 2001.

    USA and USANi LLC believe that their business agreements with Liberty have been negotiated on an arm's-length basis and contain terms at least as favorable to USA and USANi LLC as those that could be obtained from an unaffiliated third party.

    In the ordinary course of business, and otherwise from time to time, USA and USANi LLC may determine to enter into other agreements with Liberty and its affiliates.

USANI LLC DISTRIBUTIONS

    Under the USANi LLC Operating Agreement, USANi LLC is obligated to make a distribution to each of the LLC members in an amount equal to each member's share of USANi LLC's taxable income at a specified tax rate. The amount for 2001 is $153.5 million and was paid on February 28, 2002. In March 2000, the Company made a mandatory tax distribution payment to Universal and Liberty in the amount of $68.1 million related to the year ended December 31, 1999. The amount for the year ended December 31, 1998 was $28.8 million and it was paid in March 1999.

RELATIONSHIP WITH MICROSOFT

    EXPEDIA TRANSACTION. On February 4, 2002, USA completed its acquisition of a controlling interest in Expedia, Inc. In connection with the Expedia transaction, Microsoft agreed to vote the Expedia shares it beneficially owned or had the right to vote in favor of the transaction and granted USA an irrevocable proxy to vote its Expedia shares in this manner. Microsoft also agreed to elect to exchange all of its shares of Expedia common stock for Expedia Class B common stock, which were then exchanged for USA securities. Also in connection with the transactions, USA agreed to grant to Microsoft customary registration rights, including the right to underwritten offerings, relating to USA securities owned by Microsoft following completion of the transactions. As part of the registration rights, USA agreed to file a registration statement on Form S-3 with respect to Microsoft's USA securities and to use its reasonable best efforts to make such registration statement effective as promptly as practicable following the completion of the transactions. Microsoft's registration rights relating to its USA securities are set forth in the voting and election agreement between USA and Microsoft. The voting and election agreement is attached as an exhibit to USA's registration statement on Form S-4 (File No. 333-68120) and is available from the Securities and Exchange Commission. As a result of the Expedia transaction, Microsoft holds approximately 5.8% of USA's outstanding common stock, approximately 97.6% of USA's outstanding preferred stock and approximately 5.3% of the vote represented by all outstanding voting securities.

    OTHER AGREEMENTS. USA and its subsidiaries have entered into a series of commercial agreements with Microsoft generally relating to media time, the adoption by USA and its subsidiaries of Microsoft technology and functionality, branding and advertising, and the provision of ticketing, city guide and personals content and functionality to the Microsoft Network. USA believes that these transactions result in terms to USA and its subsidiaries that are at least as favorable as those that could be obtained from a third party.

    MICROSOFT/EXPEDIA AGREEMENTS. In addition, prior to consummation of the Expedia transaction, Expedia and Microsoft amended the various agreements that the parties had previously put in place. These agreements relate to (i) the provision by Microsoft of certain administrative and operational services to Expedia, (ii) carriage and cross-promotion providing for co-branding on certain Microsoft sites, (iii) hosting services provided by Microsoft for Expedia's websites, (iv) licensing by Microsoft of certain intellectual property to Expedia, (v) Expedia's worldwide rights to use certain of Microsoft's retail products and internal tools, (vi) Microsoft's agreement to develop, maintain, host and serve maps on the Expedia websites and (vii) an assignment by Microsoft of patent applications to Expedia and Expedia's agreement to share royalties in certain circumstances.

                                 ANNUAL REPORTS

    Upon written request to the Corporate Secretary, USA Networks, Inc., 152 West 57th Street, New York, New York 10019, the Company will provide without charge to each person solicited an additional copy of USA's 2001 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. The Company will furnish a requesting securityholder with any exhibit not contained therein upon payment of a reasonable fee.

                           PROPOSALS OF STOCKHOLDERS

    The Company currently intends to hold its next annual meeting in April of 2003. Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2003 Annual Meeting of Stockholders must submit the proposal to the Company at its principal executive offices no later than December 31, 2002. Stockholders who intend to present a proposal at the 2002 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than March 15, 2003. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

    The Board has no knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

    YOUR VOTE IS VERY IMPORTANT. YOUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                               USA NETWORKS, INC.

    If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at their toll free number, 1-800-322-2885, or call 212-929-5500.

New York, New York
April 30, 2002

                               USA NETWORKS, INC.
                                    P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USA NETWORKS, INC. IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 4, 2002

         The undersigned stockholder of USA Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2002 and hereby appoints each of Julius Genachowski and Dara Khosrowshahi, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of USA Networks, Inc. to be held on Tuesday, June 4, 2002, at 8:30 a.m., local time, at USA's offices at 8800 Sunset Boulevard, West Hollywood, California, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(See reverse side)


                               USA NETWORKS, INC.
                                 P.O. BOX 11001
                            NEW YORK, N.Y. 10203-0001

USA NETWORKS, INC.      ALTERNATE WAYS TO VOTE YOUR PROXY
                          VOTE BY TELEPHONE OR INTERNET
                          24 HOURS A DAY-7 DAYS A WEEK

-------------------------------------------------------------------------------------------------------------
TELEPHONE                                  INTERNET                                      MAIL
---------                                  --------                                      ----
1-866-368-4703                             https://www.proxyvotenow.com/usi              o Mark,sign and
o Use any touch-tone telephone.            o Go to the website address listed            date your Proxy
o Have your Proxy Form in hand.            above.                                        Card.
o Enter the Control Number          OR     o Have your Proxy Form in hand.        OR     o Detach card from
located in the box below.                  o Enter the Control Number located            Proxy Form.
o Follow the simple recorded               in the box below.                             o Return the card
instructions                               o Follow the simple instructions.             in the postage-paid
                                                                                         envelope provided.
-------------------------------------------------------------------------------------------------------------

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.IF YOU HAVE SUBMITTED YOUR PROXY BY TELEPHONE OR THE INTERNET THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

                                            CONTROL NUMBER FOR
                                            TELEPHONE OR INTERNET VOTING

1-866-368-4703
CALL TOLL-FREE TO VOTE

      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET


(PLEASE SIGN, DATE AND RETURN
THIS PROXY IN THE ENCLOSED                           X
POSTAGE PREPAID ENVELOPE.)                VOTES MUST BE INDICATED
                                          (X) IN BLACK OR BLUE INK.

        USA'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND 2.

1. Election of Directors     WITHHOLD AUTHORITY to vote*        EXCEPTIONS / /
   FOR all nominees          for all nominees listed below / /
   listed below / /

Nominees: Robert R. Bennett, Edgar Bronfman, Jr., Anne M. Busquet*, Barry Diller, Philippe Germond, Victor A. Kaufman, Donald R. Keough*, Marie-Josee Kravis, John C. Malone, Jean-Marie Messier, Gen. H. Norman Schwarzkopf*, Diane Von Furstenberg

*To be voted upon by the holders of Common Stock voting as a separate class.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.) All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified

2. THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2002

            FOR         AGAINST          ABSTAIN

            |_|           |_|              |_|

3. Such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

   To change your address, please mark this box.  |_|



                  Please sign exactly as name appears on Proxy.



                                   Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



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Date              Share Owner sign here            Co-Owner sign here